                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         FRANKLIN FINANCIAL CORPORATION
            --------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
                    ----------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies: _________
    2) Aggregate number of securities to which transaction applies: ____________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) ___________________________________________
    4) Proposed maximum aggregate value of transaction: ________________________
    5) Total fee paid: _________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: _________________________________________________
    2) Form, Schedule or Registration Statement No.: ___________________________
    3) Filing Party: ___________________________________________________________
    4) Date Filed: _____________________________________________________________

---------------

    1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                         FRANKLIN FINANCIAL CORPORATION
                                230 PUBLIC SQUARE
                            FRANKLIN, TENNESSEE 37064

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 3, 2000

To the Shareholders:

         A Special Meeting (the "Special Meeting") of Shareholders of Franklin Financial Corporation (the "Company") will be held on Tuesday, October 3, 2000, at 10:00 a.m., at Franklin National Bank's Public Square office, 230 Public Square, Franklin, Tennessee 37064, for the following purposes:

                  (1) To approve an Amendment (the "Amendment") to the Company's Restated Charter, as amended, to effect, if and when the Board of Directors deems appropriate (for the period of time beginning on the date the Amendment is approved by the shareholders and expiring at the Company's 2001 Annual Meeting of the Shareholders), a 1-for 4 reverse split of the Company's Common Stock; and

                  (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on August 25, 2000, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may, if you wish, withdraw your proxy and vote in person.

                                        By Order of the Board of Directors,


                                        /s/ Richard E. Herrington
                                        Richard E. Herrington
                                        President and Chief Executive Officer

Franklin, Tennessee
September 12, 2000

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                         FRANKLIN FINANCIAL CORPORATION
                                230 PUBLIC SQUARE
                            FRANKLIN, TENNESSEE 37064

                                 PROXY STATEMENT

         For Special Meeting of Shareholders To Be Held October 3, 2000

         This Proxy Statement and the accompanying form of Proxy are being furnished to the shareholders of Franklin Financial Corporation (the "Company" or "Franklin") on or about September 12, 2000 in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders (the "Special Meeting") to be held on October 3, 2000, at Franklin National Bank's Public Square Office, 230 Public Square, Franklin, Tennessee 37064, at 10:00 a.m. local time and any adjournment thereof. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company; (ii) executing a proxy bearing a later date; or (iii) appearing at the meeting and voting in person. The address of the principal executive offices of the Company is 230 Public Square, Franklin, Tennessee 37064 and the Company's telephone number is (615) 790-2265.

         Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) the approval of the Amendment to the Company's Restated Charter, as amended, to effect the 1-for-4 reverse stock split (the "Reverse Split"); and (ii) the transaction of such other business as may properly come before the Special Meeting or any postponement or adjournment thereof. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting thereunder as to what is in the best interests of the Company.

         The cost of soliciting proxies will be borne by the Company. In addition to use of the mail, proxies may be solicited in person or by telephone or telegram by directors and officers of the Company who will not receive additional compensation for such services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of shares held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

         Holders of record of outstanding shares of the Company's Common Stock, no par value (the "Common Stock") at the close of business on August 25, 2000 are entitled to notice of and to vote at the meeting. As of August 25, 2000, there were approximately 1,800 holders of record of the Company's Common Stock. Each holder of Common Stock is entitled to one vote for each share held on the record date. On August 25, 2000, there were 31,197,757 shares of Common Stock outstanding and entitled to vote. The Reverse Split, which requires an amendment to the Company's Restated Charter, must be approved by a majority of the outstanding shares of Common Stock entitled to vote on the matter.

         Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner, and does not have discretionary power. An abstention from voting by a shareholder on a proposal has the same effect as a vote against such proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved, which also has the same effect as a vote against such proposal.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of August 25, 2000 with respect to ownership of the outstanding Common Stock of the Company by
(i) all persons known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's other executive officers who earned more than $100,000 during fiscal 1999; and
(iv) all executive officers and directors of the Company as a group.

                                                              AMOUNT AND NATURE OF                PERCENT OF
BENEFICIAL OWNER                                             BENEFICIAL OWNERSHIP(1)          OUTSTANDING SHARES
----------------                                             -----------------------          ------------------

Richard E. Herrington(2) ................................           1,311,778                          4.1%
Gordon E. Inman(3) ......................................          16,454,776                         48.2%
J. Myers Jones(4) .......................................             734,596                          2.3%
George J. Regg, Jr.(5) ..................................             244,422                             *
James W. Cross, IV ......................................              49,703                             *
Charles R. Lanier(6) ....................................             338,705                          1.1%
D. Wilson Overton .......................................             300,380                          1.0%
Edward M. Richey(7) .....................................           4,355,152                         14.0%
Edward P. Silva .........................................             104,908                             *
Melody J. Smiley ........................................              44,636                             *
All executive officers and directors
  as a group (11 persons)(8) ............................          23,976,360                         66.9%

---------------

*        Less than 1%

(1) Except as otherwise indicated, each person named in this table possesses sole voting and investment power with respect to the shares beneficially owned by such person. "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes warrants and options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"). The percentages are based upon 31,197,757 shares outstanding, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties who hold presently exercisable options are based upon the sum of 31,197,757 shares plus the number of shares subject to presently exercisable options held by them, as indicated in the following notes.
(2) Includes 981,136 shares subject to presently exercisable stock options. Also includes 6,512 shares held by the individual retirement account of Mr. Herrington's wife.
(3) Includes 2,924,000 shares subject to presently exercisable stock options. Mr. Inman's business address is 230 Public Square, Franklin, Tennessee 37064.
(4)      Includes 533,360 shares subject to presently exercisable stock options.
(5)      Includes 5,200 shares subject to presently exercisable stock options.
(6)      Includes 171,168 shares subject to presently exercisable stock options.
(7) Mr. Richey owns 3,857,872 shares individually and 497,280 shares are owned by Richey Insurance Service, Inc., an entity owned by Mr. Richey. Mr. Richey's address is P. O. Box 277, Franklin, Tennessee 37065.
(8)      Includes 4,650,764 shares subject to presently exercisable options.

There are no arrangements known to us the operation of which may at a subsequent date result in a change in control of the Company.

                                 AGENDA ITEM ONE
                       PROPOSAL TO AMEND RESTATED CHARTER
                      TO EFFECT 1-FOR-4 REVERSE STOCK SPLIT

GENERAL

         On August 21, 2000, the Company's Board of Directors unanimously approved, and recommends that shareholders approve an Amendment (the "Amendment") to Article IV of the Company's Restated Charter, as amended, (the "Charter") to implement, if and when the Board deems appropriate, a reverse split of the Common Stock of the Company at the ratio of 1-for-4, to be effective at the time the Amendment is filed with the Secretary of State of the State of Tennessee (the "Reverse Split"). The Reverse Split may be effected by the Board of Directors, at its discretion, for the period of time beginning on the date the Reverse Split is approved by the shareholders and expiring on the date of the Company's 2001 Annual Meeting of Shareholders. The proposal may be abandoned by the Board of Directors, without further action by the Shareholders, at any time before or after the Special Meeting and prior to the date and time at which the Reverse Split becomes effective (the "Effective Date") if for any reason the Board of Directors deems it advisable to abandon the proposal.

         The Reverse Split will be effected by the filing of the Amendment to the Charter in the form as set forth in full as Appendix A to this Proxy Statement. The number of shares of Common Stock authorized by the Amendment will not change as a result of the proposed Reverse Split. The effect of the proposed Reverse Split on the holders of Common Stock will be as follows: holders of record of four or more shares of Common Stock on the Effective Date will receive a number of whole new shares equal to 1/4 of the number of shares held on the Effective Date. No fractional shares will be issued. In the event a shareholder holds a number of shares which is not evenly divisible by four, such shareholder will receive cash in the amount to which he is entitled in lieu of any fractional shares. Holders of record of fewer than four shares of Common Stock on the Effective Date will have their shares automatically converted into the right to receive cash in lieu of fractional shares in the amount set forth below.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

         In lieu of issuing the fractional shares which will result from the Reverse Split, the Company will redeem all fractional shares for cash. The Company will value each outstanding share of Common Stock held on the Effective Date of the Reverse Split at a price per share ("Market Price") equal to the average of the closing prices of the Common Stock for the five (5) trading days immediately preceding the Effective Date, as reported in the "Pink Sheets," an inter-broker quotation medium. In the event the Company determines that unusual trading activity would cause such amount to be an inappropriate measure of the fair value of the Common Stock, the Company may base the Market Price on the fair market value of the Common Stock as determined in good faith by the Board of Directors of the Company. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares. The Company will not issue certificates representing fractional shares and will pay the Market Price to redeem fractional shares resulting from the Reverse Split upon presentation to the Company's transfer agent of the certificates representing such shares. The holders of Common Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares other than fractional shares resulting from the Reverse Split.

EFFECT OF REVERSE SPLIT

         The Company has authorized 500,000,000 shares of Common Stock with no par value. The authorized capital stock of the Company will not be changed by reason of the proposed Reverse Split. As of August 25, 2000, the number of issued and outstanding shares of Common Stock was 31,197,757. The Company estimates that the number of issued and outstanding shares of Common Stock will be reduced as a result of the proposed Reverse Split from 31,197,757 shares to approximately 7,799,439 shares. After giving effect to the Reverse Split, there will be approximately 492,200,561 authorized but unissued shares of Common Stock compared to 468,802,243 authorized but unissued shares of Common Stock prior to the Reverse Split.

         By implementing the Reverse Split, management does not intend to take the Company "private" by decreasing the number of shareholders of the Company below 300. Management currently believes that there are over 1,800 shareholders who beneficially own shares of Common Stock of the Company. Management does not believe that a 1-for-4 Reverse Split will result in a significant number of shareholders being cashed out by virtue of holding less than one share after the Reverse Split.

         If the Reverse Split is approved, the rights of the holders of the Common Stock as shareholders will not be affected adversely. Except for the receipt of cash in lieu of fractional interests, the Reverse Split will not affect any shareholder's proportionate equity interest in the Company. The Charter does not provide for a preference to be given to the holders of Common Stock in the event of liquidation, and as a result, there are no liquidation rights or preferences to lose.

         Under Tennessee law, shareholders who own less than four shares and who will only be entitled to receive cash for their fractional share will have the right to dissent from the proposed Reverse Split. See "Dissenters' Rights."

PURPOSE OF THE PROPOSED REVERSE SPLIT

         The Board of Directors believes that the Reverse Split should enhance the acceptability of the Company's Common Stock by the financial community and the investment public. Many leading brokerage firms are reluctant to recommend low-price stocks to their clients. Additionally, since brokers' commissions on low-price stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual shareholder's paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher. This factor may also limit willingness of institutions to purchase the Company's stock. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint.

         Further, the Company intends to apply to the Nasdaq Stock Market to have its Common Stock approved for listing on the Nasdaq National Market as soon as practicable after the Reverse Split is implemented. In order to be approved for listing on the Nasdaq National Market, the Company's Common Stock must, among other requirements, maintain a minimum bid price of $5.00 per share. The Board of Directors believes that being a Nasdaq National Market listed company will further enhance the Company's credibility with the financial community and the investing public at large. The Common Stock has been trading below $5.00 for the past several months, and recently in the $3.25 - $4.25 per share range. With the shares trading in such a range, small moves in absolute terms in the price-per-share of Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of the Company. In the Board's view, these factors have resulted in an unjustified, relatively low level of interest in the Company on the part of investment analysts, brokers and professionals, and individual investors, which tends to depress the market for the Common Stock. The Board has thus proposed the Reverse Split as a means of increasing the per-share market price of the Common Stock in the hope that these problems will thereby be addressed.

         The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders. However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the proposed Reverse Split. Moreover, the Reverse Split is expected to increase the number of "odd-lot" Common Stock holdings (i.e., holdings of a number of shares that are not divisible by 100), which may be more difficult to sell and may also result in increased selling costs with full- service brokers. Nevertheless, the proposed Reverse Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above.

         THERE CAN, HOWEVER, BE NO ASSURANCE THAT THE FAVORABLE EFFECTS DESCRIBED ABOVE WILL OCCUR, OR THAT ANY INCREASE IN PER SHARE PRICE OF THE COMMON STOCK RESULTING FROM THE PROPOSED REVERSE STOCK SPLIT WILL BE MAINTAINED FOR ANY PERIOD OF TIME. MOREOVER, THERE CAN BE NO ASSURANCE THAT THE MARKET PRICE OF THE COMMON STOCK AFTER THE PROPOSED REVERSE SPLIT WILL BE FOUR TIMES THE MARKET PRICE BEFORE THE PROPOSED REVERSE SPLIT, OR THAT SUCH PRICE WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE.

         Management presently intends to effect the Reverse Split as soon as practicable subsequent to receiving the requisite shareholder approval. The Company expects to notify shareholders of the effectiveness of the Reverse Split by a press release.

STOCK OPTIONS

         The Company also has outstanding or is authorized to issue various options exercisable to acquire up to an aggregate of approximately 5,882,027 shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options will be reduced to one-fourth of the previous amounts and the per share exercise prices will be increased by a factor of four.

PROCEDURE FOR IMPLEMENTING THE REVERSE SPLIT

         As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent, who will act as the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than four shares on the Effective Date will receive cash in the amount to which he is entitled. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record fewer than four shares shall be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled.

         Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, holders of record of four or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of four or more shares on the Effective Date whose shares are not evenly divisible by four will receive cash in the amount to which they are entitled in lieu of any fractional shares. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record four or more shares shall be deemed for all purposes to represent the number of whole shares and the right to receive the amount of cash, if any, to which the holder is entitled.

DISSENTERS' RIGHTS

         Set forth below is a summary of the procedures relating to the exercise of dissenters' rights under Chapter 23 of the Tennessee Business Corporation Act ("TBCA"). The following summary does not purport to be a complete statement of the provisions of Chapter 23 of the TBCA ("Chapter 23") and is qualified in its entirety by reference to such Chapter and to any amendments to such Chapter as may be adopted after the date of this Proxy Statement. A copy of Chapter 23 is attached hereto as Appendix B. The provisions for demanding appraisal are complex and require strict compliance. Any shareholder intending to dissent from the proposed Reverse Split should consult legal counsel.

         The TBCA provides that a record shareholder of the Company is entitled to dissent from, and obtain payment of the fair value of his shares, in the event of the following corporate action: "... An amendment of the Charter that materially and adversely affects rights in respect of a dissenter's shares because it ... reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash ..." Thus, under the TBCA any Company shareholder whose ownership of shares of the Company after the Reverse Split will be reduced to a fraction of a share will be entitled to dissenters' rights. Under the TBCA, any such shareholder who (i) delivers written notice of his intent to demand payment for his shares if the Reverse Split is consummated and becomes effective, which notice is actually received by the Company before the vote is taken at the Special Meeting and (ii) does not vote his shares at the Special Meeting in favor of the proposal to approve the Reverse Split, shall be entitled, if the Reverse Split is approved and effectuated, to receive payment of the fair value of such shareholder's shares upon compliance with the applicable procedural requirements.

         Any written notice of a Company shareholder's intent to demand payment for such shareholder's shares of Company common stock if the Reverse Split is consummated must be received by the Company at: 230 Public Square, Franklin, Tennessee 37064, Attn: Corporate Secretary, prior to the shareholder vote at the Special Meeting. A shareholder who votes for the Reverse Split will have no dissenters' rights. A shareholder who does not satisfy each of the aforesaid requirements is not entitled to payment for such shareholder's shares of the Company common stock under the dissenters' rights provisions of the TBCA and will be bound by the terms of the Reverse Split.

         No later than 10 days after the date of the Special Meeting, the Company must send a written dissenters' notice to all shareholders who have given written notice and not voted in favor of the Reverse Split, as described above. The dissenters' notice will: (i) supply a form for demanding payment,
(ii) state
where the payment demand must be sent and where and when Certificates must be deposited, and (iii) set a date by which the Company must receive the payment demand which date may not be fewer than one nor more than two months after the dissenters' notice is mailed. A Company shareholder who was sent a dissenters' notice and who wishes to assert dissenters' right must demand payment and deposit his Certificates in accordance with the terms of the notice. Prior to the Effective Date, a Company shareholder who demands payment and deposits such Certificates in accordance with the terms of the notice retains all other rights of a shareholder of the Company.

         Within 10 days of the later of the date the Reverse Split is consummated or the date of the Company's receipt of a payment demand, the Company must offer to pay each dissenting shareholder who complied with the requirements of Chapter 23 the amount the Company estimates to be the fair value of such shareholder's shares of Common Stock, plus interest accrued from the Effective Date to the date of payment. The offer of payment must be accompanied by certain financial data relating to the Company, a statement of the Company's estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting shareholder's right to demand payment of his or her estimate of the shares, as described below. The Company must pay the amount stated in the offer of payment to each dissenting shareholder who agrees in writing to accept such payment in full satisfaction of his demand. If the dissenting shareholder accepts the Company's offer by written notice to the Company within one month after the offer is made, payment for his shares shall be made within two months after the making of the offer or the consummation of the Reverse Split, whichever is later.

         A dissenting shareholder may notify the Company in writing of his own estimate of the fair value of such shares and the amount of interest due, and demand payment of such estimate, or reject the Company's offer and demand payment of the fair value of his shares and interest due, if:

                  (i) the dissenting shareholder believes that the amount offered by the Company is less than the fair value of his shares or that the interest due is incorrectly calculated;

                  (ii) the Company fails to make payment to a dissenting shareholder who accepts the Company's offer within two months after the dissenting shareholder's acceptance; or

                  (iii) the Company, having failed to take the proposed action, does not return the deposited Certificates within two months after the date set for demanding payment.

         A dissenting shareholder waives his right to demand payment under subparagraphs (i), (ii) and (iii) above unless he notifies the Company of his demand in writing within one month after the Company made or offered payment for the shares.

         If a demand for payment remains unsettled, the Company shall commence a proceeding within two months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within the two month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         A shareholder of record may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion generally describes certain federal income tax consequences of the proposed Reverse Split to shareholders of the Company. The federal income tax consequences of the Reverse Split will vary among shareholders depending upon whether they receive (1) solely cash for their shares, (2) solely New Certificates, or (3) New Certificates plus cash for fractional shares, in exchange for Old Certificates. In addition, the actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to his acquisition and ownership of the Common Stock. Thus, the Company makes no representations concerning the tax consequences for any of its shareholders and recommends that each shareholder consult with his own tax advisor concerning the tax consequences of the Reverse Split, including federal, state and local or other income tax. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, and because the cash payment to be made in lieu of the issuance of fractional shares represents a mechanical rounding off of the fractions in the exchange rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

         1. A shareholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the shareholder's basis in the Common Stock represented by New Certificates will equal his basis in the shares of Common Stock represented by Old Certificates exchanged therefor (but not including the basis of any shares of Common Stock represented by Old Certificates to which a fractional share interest in Common Stock represented by a New Certificate is attributable), and such shareholder's holding period for the New Certificates will include the holding period for the Old Certificates exchanged therefor if the shares of Common Stock represented by such certificates are capital assets in the hands of such shareholder.

         2. To the extent that a shareholder receives cash in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such shareholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a New Certificate which is then redeemed by the Company. Such shareholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such shareholder's aggregate basis in the pre-Reverse Split shares of Common Stock to which such fractional share interest is attributable. If such shares are a capital asset in the hands of such shareholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.

         3. The proposed Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

VOTE REQUIRED

         The Reverse Split, which requires an Amendment to the Charter, must be approved by the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" THE REVERSE SPLIT.

                            PROPOSALS BY SHAREHOLDERS

         Proposals by shareholders intended to be presented at the 2001 Annual Meeting of Shareholders (to be held in the Spring of 2001) must be forwarded in writing and received at the principal executive office of the Company no later than December 29, 2000 directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the 2001 Annual Meeting of Shareholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

         In connection with the Company's Annual Meeting of Shareholders to be held in 2001, if the Company does not receive notice of a matter or proposal to be considered by March 13, 2001, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is properly raised at the Annual Meeting and put to a vote.

                           ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to Franklin Financial Corporation, P. O. Box 625, Franklin, Tennessee 37065, Attention:
Susan S. Lowman. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters to be presented for action at the Special Meeting. If any other matter should come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment of what is in the best interests of the Company.

                                       By Order of the Board of Directors,

                                       /s/ Richard E. Herrington

                                       Richard E. Herrington
                                       President and Chief Executive Officer

Franklin, Tennessee
September 12, 2000

                                                                      APPENDIX A

                              ARTICLES OF AMENDMENT
                                       OF
                         FRANKLIN FINANCIAL CORPORATION

                                       1.

         The name of the Corporation is Franklin Financial Corporation.

                                       2.

         The Restated Charter of the Corporation, as amended, shall be further amended by deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

                  "The Corporation shall have authority to issue 500,000,000 shares of Common Stock having no par value, designated "Common Stock." The holders of Common Stock shall have unlimited voting rights, in that such holders shall be entitled to elect all of the members of the Board of Directors of the Corporation and shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. The holders of common stock shall have the right to receive the net assets of the Corporation upon dissolution.

                  Effective with the filing of this Amendment, each one share of the Corporation's Common Stock issued and outstanding on the Effective Date of this Amendment shall be automatically changed without further action into one-fourth (1/4) of a fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Corporation shall pay to each shareholder who would otherwise be entitled to a fractional share as a result of such change the cash value of such fractional share based upon the fair market value of the Common Stock as determined by the Board of Directors."

                                       3.

         The amendment set forth in paragraph 2 of these Articles of Amendment was adopted on August 21, 2000 by the Board of Directors of the Corporation.

                                       4.

         The amendment set forth in paragraph 2 of these Articles of Amendment was duly adopted by the shareholders of the Corporation on October 3, 2000 in accordance with the provisions of Code Section 48-20-103 of the Tennessee Business Corporation Act.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by the undersigned on this ___ day of ______________, 2000.

                                    FRANKLIN FINANCIAL CORPORATION


                                    By:
                                       -----------------------------------------
                                          Richard E. Herrington
                                          President and Chief Executive Officer

                                                                      APPENDIX B

                                   CHAPTER 23

                   BUSINESS CORPORATIONS - DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         48-23-101 DEFINITIONS.--(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer:

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss.48-23-102 and who exercises that right when and in the manner required by ss.ss.48-23-201 -- 48-23-209;

         (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

         (5) "Interest" means interest from the effective date of the Corporate action that gave rise to the shareholders' right to dissent until the date of payment, at the average auction rate paid on United States Treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         48-23-102 RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party:

         (A) If shareholder approval is required or the merger by ss.48-21-103 or the charter and the shareholder is entitled to vote on the merger; or

         (B) If the corporation is a subsidiary that is merged with its parent under ss.48-21-104;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

         (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

         (A)      Alters or abolishes a preferential right of the shares;

         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to acquired for cash under ss.48-16-104; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under ss.6 of the Securities Exchange act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

         48-23-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:

         (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote.

              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         48-23-201 NOTICE OF DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under ss.48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (b) If corporate action creating dissenters' rights under ss.48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss.48-23-203.

         (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

         48-23-202 NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under ss.48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by ss.48-23-201.

         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

         48-23-203 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under ss.48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss.48-23-202.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before the date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) or more than two (2) months after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss.48-23-201.

         48-23-204 DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in ss.48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss.48-23-203(b)(3), and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificate where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

         (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

         48-23-205 SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand of their payment is received until the proposed corporate action is effectuated or the restrictions released under ss.48-23-207.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

         48-23-206 PAYMENT.--(a) Except as provided in ss.48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with ss.48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b)      The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3)      An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under ss.48-23-209; and

         (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss.48-23-201 or ss.48-23-203.

         48-23-207 FAILURE TO TAKE ACTION.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under ss.48-23-203 and repeat the payment demand procedure.

         48-23-208 AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by ss.48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a) after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair market value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' rights to demand payment under ss.48-23-209.

         48-23-209 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair market value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss.48-23-206), or reject the corporation's offer under ss.48-23-208 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under ss.48-23-206 or offered under ss.48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under ss.48-23-206 within two (2) months after the date set for demanding payment; or

         (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares.

                      PART 3. JUDICIAL APPRAISAL OF SHARES

         48-23-301 COURT ACTION.--(a) If a demand for payment under ss.48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, of the corporation does not commence the proceeding within the two month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment:

         (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or

         (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss.48-23-208.

         48-23-302 COURT COST AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under ss.48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss.48-23-209.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amount the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss.48-23-201 -- 48-23-209; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefitted.

                          FRANKLIN FINANCIAL CORPORATION
                                 230 PUBLIC SQUARE
                             FRANKLIN, TENNESSEE 37064

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A SPECIAL MEETING OF SHAREHOLDERS.

    The undersigned hereby appoints Richard E. Herrington and Gordon E. Inman, or either of them, with power of substitution to each, the proxies of the undersigned to vote the securities of the undersigned at a Special Meeting of Shareholders of Franklin Financial Corporation to be held on Tuesday, October 3, 2000, at 10:00 a.m. at Franklin National Bank's Public Square office, 230 Public Square, Franklin, Tennessee 37064, and any postponement, rescheduling or adjournment thereof:

1. To approve an amendment to the Company's Restated Charter, as amended, to effect, if and when the Board of Directors deems appropriate (for the period of time beginning on the date the amendment is approved by the shareholders and expiring at the Company's 2001 Annual Meeting of Shareholders), a 1-for-4 reverse split of the Company's Common Stock.
            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

2. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.
                    (Continued and to be signed on reverse)

                         (Continued from reverse side)

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                                  Please date and sign this
                                                  Proxy exactly as name(s)
                                                  appears on the mailing label.

                                                  ------------------------------

                                                  ------------------------------

                                                  Print Name(s): ---------------

                                                  NOTE:  When signing as an
                                                  attorney, trustee, executor,
                                                  administrator or guardian,
                                                  please give your title as
                                                  such. If a corporation or
                                                  partnership, give full name by
                                                  authorized officer. In the
                                                  case of joint tenants, each
                                                  joint owner must sign.

                                                  Dated:
                                                  ------------------------------